Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXPEDIA GROUP, INC.

Expedia Group, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

1. The name of the corporation is: Expedia Group, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 2005 under the name “Expedia, Inc.” An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 8, 2005. Three Certificates of Amendment and a Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on December 20, 2011. A Certificate of Amendment and a Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 26, 2018 (the “Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and by its stockholders in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

3. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation in its entirety.

4. This Amended and Restated Certificate of Incorporation shall be effective at 11:59 p.m., Eastern Time, on December 3, 2019.

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Expedia Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation shall have the authority to issue two billion one hundred million (2,100,000,000) shares of stock, comprised of one billion six hundred million (1,600,000,000) shares of $0.0001 par value Common Stock, four hundred million (400,000,000) shares of $0.0001 par value Class B Common Stock, and one hundred million (100,000,000) shares of $0.001 par value Preferred Stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.    Common Stock.

(1)    The holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2)    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3)    Each holder of Common Stock shall be entitled to vote one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

B.    Class B Common Stock.

(1)    The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2)    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3)    Each holder of Class B Common Stock shall be entitled to vote ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

(4)    Capitalized terms used in this Section B(4) and Section B(5) of this Article IV but not defined herein and the term “business day” each shall have the meaning ascribed thereto in the Second Amended and Restated Governance Agreement dated as of April 15, 2019 between the Corporation and Barry Diller (“Mr. Diller”) (as the same may be amended from time to time, the “Governance Agreement”). Upon (i) such time as Mr. Diller becomes Disabled, (ii) Mr. Diller’s death, (iii) Mr. Diller no longer serving as (x) Senior Executive of the Corporation or any successor entity (it being understood that serving as Senior Executive shall include active involvement in an executive capacity in the business activities of the Corporation or such successor entity, such as in the manner Mr. Diller serves as of the date of the Governance Agreement) or (y) Chairman of the Board of Directors of the Corporation or any successor entity, provided in each case that if Mr. Diller is removed (other than for Cause), replaced or not nominated or elected (including as a result of the election or appointment of a successor) without Mr. Diller’s written consent (and provided that, if requested by the Corporation (which request must be in writing and delivered at least five (5) business days prior to such removal, replacement or failure to be nominated), Mr. Diller has indicated in writing prior to such removal, replacement or failure to be nominated that he is willing to serve as Senior Executive or Chairman), such event shall not trigger this clause (iii) and a Conversion Triggering Event shall not be deemed to have occurred or (iv) the effectiveness of a Conversion Triggering Transfer (the first of the foregoing to occur, a “Conversion Triggering Event”), all Additional Shares shall automatically convert into shares of Common Stock on a share for share basis, without any further action on the part of any holder of such Additional Shares. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Following the occurrence of a Conversion Triggering Event, the Corporation shall not record any Transfer of Additional Shares as such, and any such purported Transfer of Additional Shares as such shall be null and void.

(5)    (i) It shall be a condition to any Transfer by any holder of any Additional Shares Beneficially Owned by it (other than to a Permitted Transferee, so long as the such Person qualifies as Permitted Transferee (and at such time as such Person ceases to so qualify, such Additional Shares shall be deemed to be Transferred to such Person as a Third Party Transferee)) that the transferee deliver to Mr. Diller, prior to such Transfer, a proxy and power of attorney, in substantially the form attached as Schedule 5 to the Governance Agreement (provided, that changes to provide that such proxy and power of attorney is irrevocable shall be permitted) or such other form and substance reasonably satisfactory to the Special Committee or any other committee of the Board of Directors of the Corporation composed wholly of Independent Directors, granting Mr. Diller sole voting control over any such Additional Shares received in such Transfer (regardless of whether such transferee has previously delivered such a proxy and power of attorney with respect to any other Additional Shares) prior to an Additional Conversion Triggering Event or Conversion Triggering Event (which may include Permitted Exceptions, but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller). The grant of a proxy by Mr. Diller or any other Person to the Corporation or any officer of the Corporation for the sole purpose of voting shares of Class B Common Stock at any annual or special meeting of the stockholders of the Corporation (or with respect to any action by written consent to be taken by the stockholders of the Corporation) shall neither be deemed a Transfer of such shares or an Additional Conversion Event for any purpose under this Certificate of

Incorporation nor shall Mr. Diller be deemed as a result of such proxy to not maintain “sole voting control” over such shares for all purposes herein. For the avoidance of doubt, nothing in this Certificate of Incorporation shall limit any right of Mr. Diller to nominate or vote for any individual, including individuals who may be representatives of an Applicable Third Party or of a transferee under this Section B(5) of Article IV, as a director of the Corporation, subject to compliance with his fiduciary duties, and in considering any such nomination, the Board of Directors of the Corporation or applicable nominating and governance committee thereof shall act in good faith and without regard to the requirements hereunder with respect to Mr. Diller retaining voting control over the Covered Class B Stock. Any such nomination or act of voting shall not in and of itself be deemed a Transfer of any Covered Class B Stock, a Third Party Conversion Triggering Event or an Additional Conversion Triggering Event, nor shall Mr. Diller be deemed as a result of any such actions to not maintain “sole voting control” over any Covered Class B Stock.

(ii) Subject to the last two sentences of Section B(5)(i) of this Article IV, if any such transferee of any Additional Shares (the “Applicable Additional Shares”) does not deliver to Mr. Diller a proxy and power of attorney with respect to the Applicable Additional Shares pursuant to the provisions of Section B(5)(i) of this Article IV, or such proxy and power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the Applicable Additional Shares prior to the occurrence of an Additional Conversion Triggering Event or Conversion Triggering Event (subject to the parenthetical in Section B(5)(i) of this Article IV) (any of the foregoing, an “Additional Conversion Triggering Event”), then prior to any such Transfer (or upon such Additional Conversion Triggering Event), the Applicable Additional Shares shall automatically convert into shares of Common Stock on a share for share basis, without any further action on the part of any holder of such Applicable Additional Shares. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Notwithstanding the foregoing, if the Corporation determines that an Additional Conversion Triggering Event has occurred, the Corporation shall provide written notice thereof to the applicable holder of such applicable shares of Class B Common Stock (at the address(es) set forth in the books and records of the Corporation in its capacity as transfer agent for the Class B Common Stock (or, in the event that it shall use a third party transfer agent, such transfer agent’s books and records)) and, in the event that such Additional Conversion Triggering Event was an incidental error, such holder shall have ten (10) business days to correct such error and, in the event of such correction to the reasonable satisfaction of the Corporation within such ten (10) business day period, such Additional Conversion Triggering Event shall be deemed to have not occurred, provided that prior to time of such correction no Person other than Mr. Diller exercises any voting control over the applicable shares of Class B Common Stock.

(6)    Each certificate (or book-entry share) evidencing Covered Class B Stock shall bear a restrictive legend substantially to the effect of the following (or appropriate comparable notations with respect to book-entry shares):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN A SECOND AMENDED AND RESTATED GOVERNANCE AGREEMENT, DATED AS OF APRIL 15, 2019, BETWEEN EXPEDIA GROUP, INC. AND BARRY DILLER (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF EXPEDIA GROUP, INC.).

C.    Other Matters Affecting Shareholders of Common Stock and Class B Common Stock.

(1)    In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Common Stock unless the shares of Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Common Stock and Class B Common Stock in the form of shares of Common Stock or Class B Common Stock, respectively.

(2)    Shares of Class B Common Stock shall be convertible into shares of the Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(3)    Upon the conversion of Class B Common Stock into shares of Common Stock, said shares of Class B Common Stock shall be retired and shall not be subject to reissue.

(4)    Notwithstanding anything to the contrary in this Certificate of Incorporation, the holders of Common Stock, acting as a single class, shall be entitled to elect twenty-five percent (25%) of the total number of directors, and in the event that twenty-five percent (25%) of the total number of directors shall result in a fraction of a director, then the holders of the Common Stock, acting as a single class, shall be entitled to elect the next higher whole number of directors.

(5)    No holder of Covered Class B Stock shall Transfer shares of Common Stock or Class B Common Stock Beneficially Owned by it pursuant to any tender offer or other transaction that is a Disparate Transaction (as defined in Article XIV). Any such purported transfer shall be null and void. Capitalized terms used in this Section C(5) of this Article IV but not defined herein shall have the meaning ascribed thereto in the Governance Agreement.

D.    Preferred Stock.

The Board of Directors shall, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock. Pursuant to subsection 242(b) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of such subsection.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the Stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

ARTICLE VI

Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation except that under no circumstances may such amendment be adopted except as prescribed by Article IV, above, and provided further that the rights of the Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B Common Stock, and provided further that Section B(4) of Article IV, Section B(5) of Article IV, Section C(5) of Article IV, Article XIV and this proviso may not be amended, altered, changed or repealed without the approval of a committee of Independent Directors (as defined in the Governance Agreement).

ARTICLE XII

The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.

The Chairman of the Board of Directors of the Corporation may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors. The provisions of this paragraph may not be amended, altered, changed or repealed, or any provision inconsistent therewith adopted, without the approval of at least (i) 80% of the entire Board of Directors and (ii) 80% of the voting power of the Corporation’s outstanding voting securities, voting together as a single class. This paragraph shall be of no force and effect following such time as the Chairman of the Board of Directors as of August 9, 2005 ceases to be Chairman of the Board of Directors pursuant to the terms of this paragraph and the Stockholders Agreement dated as of August 9, 2005 between Liberty Media Corporation and Barry Diller (the “Stockholders Agreement”). This paragraph shall only apply with respect to a removal of the Chairman of the Board of Directors without Cause as such term is defined in the Stockholders Agreement.

ARTICLE XIII

A.    Competition and Corporate Opportunities.

To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC, shall not be prohibited from communicating or offering any

Dual Opportunity to IAC, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC or (ii) the communication or offer to IAC of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than IAC and the Dual Role Person does not pursue the Dual Opportunity individually.

B.    Certain Matters Deemed not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between IAC on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C.    Certain Definitions.

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation and (ii) with respect to IAC, any Person controlled by IAC.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies, on the one hand, and IAC/InterActiveCorp or its Affiliated Companies (“IAC”), on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and either or both of IAC.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.    Termination.

The provisions of this Article XIII shall have no further force or effect at such time as (i) the Corporation and IAC are not Affiliates of each other and (ii) none of the directors and/or officers of IAC serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and IAC, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.    Deemed Notice.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

F.    Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE XIV

Capitalized terms used in this Article XIV but not defined herein shall have the meaning ascribed thereto in the Governance Agreement. For so long as there are any shares of Covered Class B Stock outstanding, the Corporation shall not, directly or indirectly, enter into, or otherwise participate in, a Change of Control Transaction, unless such Change of Control Transaction provides for the same per share consideration (in type and amount) and mix of consideration (in type and amount), as the case may be, or (as applicable) the right to receive (or to elect to receive) the same consideration (in type and amount) and mix of consideration (in type and amount), in respect of shares of Common Stock and shares of Class B Common Stock that are subject to such Change of Control Transaction; provided, that, with respect to any such Change of Control Transaction involving less than 100% of the outstanding shares of Common Stock and Class B Common Stock (the “Corporation Common Shares”), each holder of Corporation Common Shares (whether of Common Stock or Class B Common Stock) must have the same right to participate in such Change of Control Transaction, including with respect to the election to participate in such transaction (if any) on the same economic terms and to proportionate treatment (based on economic ownership) in the case of any cut-back mechanics or offer limitations (a Change of Control Transaction that does not meet the foregoing conditions, a “Disparate Transaction”); provided, that, notwithstanding the foregoing, a bona fide share exchange, merger, recapitalization or other business combination involving the Corporation and a Third Party in which (i) the stockholders of the Corporation, immediately prior to such transaction, continue to hold, immediately following such transaction, (and receive no consideration in the applicable transaction other than) shares of capital stock of the successor or resulting entity in substantially the same relative proportions and classes as their ownership of the Corporation’s capital stock immediately prior to such transaction and the two-class capital structure and pro rata economics of the two classes of capital stock are substantially replicated, (ii) each Beneficial Owner of shares of Covered Class B Stock as of immediately prior to the effective time of such transaction enters into a written agreement with such successor or resulting entity providing for the application, following the effective time of such transaction, of terms and conditions substantially equivalent to Section B(4) of Article IV, Section B(5) of Article IV and this Article XIV to the securities received in such transaction by such Person in respect of such shares of Covered Class B Stock and (iii) immediately following the effective time of such transaction, such successor or resulting entity has in effect a Certificate of Incorporation (or other equivalent organizational document) that in all material respects reflects, mutatis mutandis, the terms contemplated by Section B(4) of Article IV, Section B(5) of Article IV, Section C(5) of Article IV and this Article XIV, shall not be deemed a Disparate Transaction.

* * * * * *

[signature appears on next page]

IN WITNESS WHEREOF, the Corporation has duly executed this Amended and Restated Certificate of Incorporation on this 3rd day of December, 2019.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
Name:	Robert J. Dzielak
Title:	Chief Legal Officer and Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]